EXHIBIT 11
                                                                     PAGE 1 OF 2



                           TELESCAN, INC. & SUBSIDIARY
                        CALCULATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)



                                                      QUARTER ENDED
                                                         MARCH 31,
                                                  ----------------------
                                                   1999           1998
                                                  ------        --------
BASIC:
Weighted average number of shares
    of common stock .......................       12,199          10,939
Assumed exercise of certain
    stock options .........................         --              --
                                                  ------        --------
                                                  12,199          10,939
                                                  ======        ========

Net income (loss) .........................       $  314        $   (872)
                                                  ======        ========

BASIC EARNINGS  PER SHARE:
Net income (loss) .........................       $ 0.03        $  (0.08)
                                                  ======        ========

DILUTED:
Weighted average number of shares
    of common stock .......................       12,199          10,939
Assumed exercise of certain
    stock options .........................          419            --
                                                  ------        --------
                                                  12,618          10,939
                                                  ======        ========

Net income (loss) .........................       $  314        $   (872)
                                                  ======        ========

DILUTED EARNINGS PER SHARE:
Net income (loss) .........................       $ 0.02        $  (0.08)
                                                  ======        ========


Note: Due to a loss for the quarter ended March 31, 1998, no dilution is reflected.

                           TELESCAN, INC. & SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                      EXHIBIT 11
                                                                     PAGE 2 OF 2


                                                        DAYS          WEIGHTED
                                        SHARES       OUTSTANDING       SHARES
                                      -----------    -----------   -------------

BALANCE DECEMBER 31, 1998 ..........   11,089,792        90          11,089,792

Common stock issuances under
    stock option plan ..............    1,933,799        51.6         1,109,688
                                      -----------                   -----------

BALANCE MARCH 31, 1999 .............   13,023,591                    12,199,480
                                      ===========                   ===========